                                                                    EXHIBIT(a)2.


                            SECRETARY'S CERTIFICATE


         I, Kurt R. Fredland, Assistant Secretary of AGA Series Trust (formerly WNL Series Trust), do hereby certify as follows:

         (1) That I am Assistant Secretary of AGA Series Trust (the "Trust"),

         (2) That in such capacity I have examined the records of actions taken by the Board of Trustees of the Trust.

         (3) That the Board of Trustees of the Trust adopted the following preamble and resolutions by unanimous written consent in lieu of a meeting on April 30, 1998:

         WHEREAS, the Trustees have determined it to be advisable and in the best interest of the Trust to change the name of the Trust to "AGA Series Trust" effective May 1, 1998;

         NOW, THEREFORE, BE IT

         RESOLVED, that the Trust's Amended Declaration of Trust shall be amended by striking out Section 1.1 of Article 1 in its entirety and inserting in lieu thereof the following:

         "1.1 Name: The name of the trust created by this Declaration of Trust shall be AGA Series Trust (hereinafter called the "Trust") and so far as may be practicable the Trustees shall conduct the Trust's activities, execute all documents and sue or be sued under that name, which name (and the word "Trust" wherever used in this Declaration of Trust, except where the context otherwise requires) shall refer to the Trustees in their capacity as Trustees, and not individually or personally and shall not refer to the officers, agents, employees or Shareholders of the Trust or of such Trustees. Should the Trustees determine that the use of such name is not practicable, legal or convenient, they may use such other designation or they may adopt such other name for the Trust as they deem proper and the Trust may hold property and conduct its activities under such designation or name."

         FURTHER RESOLVED, that the officers of the Trust are hereby authorized and directed to take such actions as may be necessary or appropriate to carry out the foregoing resolution.

                                              AGA SERIES TRUST

                                              By: /s/ KURT R. FREDLAND
                                                  ----------------------------
                                                  Kurt R. Fredland, Assistant
                                                  Secretary

Dated:  May  , 1998